Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

Dow Jones Completes Sale of Six Local Newspapers

NEW YORK (Dec. 5, 2006) – Dow Jones & Company announced that it has completed the previously announced sale of six community newspapers to Community Newspaper Holdings, Inc.

Dow Jones today received $281.5 million of the purchase price in cash, including an estimated working capital adjustment and will receive an additional $6.4 million of the purchase price upon transfer of real property, subject to satisfaction of environmental conditions, in later periods.   The purchase price will be used to fund the previously announced Factiva acquisition and to pay down debt.

The six papers sold are: The News-Times of Danbury, Conn.; The Daily Star of Oneonta, N.Y.; the Press-Republican of Plattsburgh, N.Y.; the Santa Cruz Sentinel (Santa Cruz, Calif.); The Daily Item of Sunbury, Pa.; and the Traverse City Record-Eagle (Traverse City, Mich.).

Dow Jones’ Local Media Group continues to publish eight daily and 15 weekly newspapers and their community Internet sites in seven U.S. states with combined daily print circulation of 282,000, Sunday print circulation of 316,000 and online average daily unique visitors of 119,000.

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About Dow Jones & Company

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.